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                                                                    EXHIBIT 99.1

Monday, May 15, 6:01 p.m. Eastern Time


                LAKES GAMING ADOPTS SHAREHOLDER RIGHTS PLAN

MINNEAPOLIS, May 15 (Reuters) - Casino management company Lakes Gaming Inc. (NasdaqNM:LACO - news) said on Monday its board adopted a shareholder rights plan to ensure fair treatment of shareholders in connection with any potential takeover of the company.

Lakes Gaming said the rights agreement is not in response to any hostile attempt to acquire control of Lakes Gaming.

The company said it declared a dividend of one right on each outstanding share of its common stock to shareholders of record on May 15.

The shareholder rights plan, which is similar to plans adopted by many other U.S. companies, strengthens the ability of the board to assure that Lakes Gaming's shareholders receive fair and equal treatment, and to protect the interest of the shareholders in the event of any unsolicited offer to acquire control of the Company.

The rights will expire on May 12, 2010, unless their term is otherwise extended by the board.

Shares of Lakes Gaming closed up 13/16 at 9-5/16 on Nasdaq.


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